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                                                                     EXHIBIT 5.1


                  [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



                                October 14, 1997

Friedman Industries, Incorporated
4001 Homestead Road
Houston, Texas 77028

Gentlemen:

         We have acted as counsel for Friedman Industries, Incorporated, a Texas corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933 of 461,650 shares of the Registrant's common stock, $1.00 par value (the "Shares"), 262,500 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1996 Stock Option Plan (the "1996 Plan"), 6,000 shares of which have been issued or are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1995 Non-Employee Director Stock Plan, as amended (the "1995 Plan"), and 193,150 shares of which have been issued or are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1989 Incentive Stock Option Plan, as amended (the "1989 Plan").

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Registrant, as amended, the amended Bylaws of the Registrant, the 1996 Plan, the 1995 Plan, the 1989 Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, in respect of Shares that have been issued, were duly authorized and validly issued and are fully paid and nonassumable, and in respect of Shares to be offered, when issued in accordance with the terms of the 1996 Plan, the 1995 Plan or the 1989 Plan, as the case may be, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Item
5. Interests of Named Experts and Counsel" in the Registration Statement and under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement.

                                        Very truly yours,

                                        /s/ FULBRIGHT & JAWORSKI L.L.P.

                                        Fulbright & Jaworski L.L.P.